May 1, 1998

        Avondale Industries, Inc.
        Post Office Box 50280
        New Orleans, Louisiana  70150

        We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Avondale Industries, Inc. and subsidiaries for the periods ended March 31, 1998 and 1997, as indicated in our report dated April 22, 1998; because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 is incorporated by reference in Registration Statement No. 333-32165 on Form S-8.

        We also are aware that the aforementioned report, pursuant to Rule 436 under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


        /S/ DELOITTE & TOUCHE LLP

            DELOITTE & TOUCHE LLP
            New Orleans, Louisiana